Exhibit 99.1

Cineverse Reports Third Quarter Fiscal Year 2025 Results

Total Revenue of $40.7 Million, a 207%, or $27.5 Million, Increase over Prior Year Quarter

Net Income of $7.2 Million, a $9.9 Million Increase over Prior Year Quarter

Adjusted EBITDA of $10.8 Million, a $9.0 Million Increase over Prior Year Quarter

Total Direct Operating Margin of 48%

LOS ANGELES, February 13, 2025 – Cineverse Corp. (“Cineverse” or the “Company”) (NASDAQ: CNVS), a global streaming technology and entertainment company, today announced its financial results for its fiscal third quarter ended December 31, 2024 (“Q3 FY 2025”).

The Company's financial results for Q3 FY 2025 reflected significant increases in revenue, direct operating margin, SG&A expenses and net income when compared to the prior quarter and the prior year quarter primarily driven by the results of Terrifier 3, but also reflected solid growth across all of the Company's key lines of business.

After debuting at number one in North American theaters on October 11, 2024, displacing Joker: Folie a Deux at the top of the box office charts, Cineverse’s low budget horror phenomenon Terrifier 3 charged on to become the highest-grossing non-rated film ever (topping previous record-holder Renaissance: A Film by Beyoncé), amassing more than $54 million at the box office domestically. Subsequently, Terrifier 3 has also performed very strongly in the Digital Sales and BluRay/DVD distribution channels. The film debuts tomorrow, February 14, on our Screambox horror streaming channel and we are also considering multiple other pay/streaming distribution channel options. Terrifier 3 will also continue to have a major positive financial impact on our fiscal 4th quarter and beyond.

Based on our ability to achieve outstanding box office results with Terrifier 3 by utilizing our unique ecosystem of new media assets to spend a fraction of what other studios would have spent to promote and market the movie, we are now rounding out a slate of films that we believe can provide a strong and ongoing source of profits for the Company. We have already announced that we are releasing Silent Night Deadly Night, a re-interpretation of the classic controversial horror film, in the next fiscal year's third quarter and The Toxic Avenger, produced by major studio Legendary Films (Dune, Godzilla x Kong, etc.), which we are releasing on August 29, 2025. We also just announced that we will be releasing Wolf Creek: Legacy, the third installment of the classic Australian Outback horror/thriller film in 2026. In addition, based on the results of Terrifier 2 and Terrifier 3, other major studios are now utilizing our new media ecosystem to market their releases, emphasizing the impact our unique and innovative marketing approach has had on the industry.

The Company is now in an extremely strong financial position with more than $13 million in cash-on-hand as of today and no debt, having a zero draw on our current $7.5 million line of credit with East West Bank. We have multiple alternatives to further expand our credit if necessary and have no plans at this time to issue equity to fund our current operations.

All of the Company’s lines of business performed strongly this quarter as well, setting the stage for continued strong growth going forward.

Q3 FY 2025 Highlights (all comparisons are to the prior year fiscal quarter ended December 31, 2023, or Q3 FY 2024):

Total revenue was $40.7 million versus $13.3 million in the prior year quarter, a 207% increase primarily driven by the box office performance of our low budget horror phenomenon Terrifier 3.

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After opening to No. 1 at the box office at $18.9 million on a ~$500,000 P&A budget, Terrifier 3 has grossed more than $54.0 million at the domestic box office and more than $7.0 million in ancillaries. This unprecedented return on investment was achieved by executing a highly digital viral campaign, and leveraging internal assets, owned channels and our subsidiary editorial platform, Bloody Disgusting, to dramatically reduce marketing costs and efficiently target a highly engaged fanbase.
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Total monthly viewership across our channel portfolio increased 47% versus the same period last year, driven in large part by successful recent channel launches such as Dog Whisperer with Cesar Millan, Barney, and Garfield and Friends. In addition, Dove Channel viewership increased 23% for the same comparable periods.
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Podcast and related revenues were up 39% versus last year following our expansion to 57 podcasts, continuing to rank the Cineverse Podcast Network in the top eight nationally.

The Company's direct operating expenses increased by $15.5 million over the prior year quarter, for a direct operating margin of 48%, which is in line with our previously stated margin target of 45% to 50%. The increase in direct operating expenses is primarily driven by increased royalty expenses associated with the $27.5 million increase in revenues over the prior year quarter.

SG&A expenses increased $3.0 million, or 47%, primarily due to expenses driven by Terrifier 3 performance, partially offset by the Company's continued focus on cost savings initiatives in addition to savings realized from our off-shoring program to Cineverse Services India.

Net income attributable to common stockholders was $7.0 million, or $0.38 per share, compared to a net loss of $2.9 million, or $(0.22) per share, in the prior year quarter primarily due to the contribution of the Terrifier 3 performance to our net bottom line. Consequently, our Adjusted EBITDA increased by $9.0 million from $1.8 million in the prior year quarter to $10.8 million this quarter.

Financial condition overview:

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Cash and cash equivalents of $6.1 million and $3.7 million in unused capacity under our line of credit facility as of December 31, 2024. As of today, the balance on our line of credit facility with East West Bank is $0 with available capacity of $7.5 million, and cash-on-hand of more than $13 million.
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Paid down the $3.1 million new-film related term loan and associated interest during the quarter.
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A working capital surplus of $6.8 million as of December 31, 2024, compared to $1.5 million as of March 31, 2024.
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The Company’s Digital content library, comprised of approximately 66,000 titles was valued as of March 31, 2024 at approximately $40 million, a significant increase over the 2023 valuation and well above the $2.6 million book value of the library as of December 31, 2024.
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The Company continues to have available, its previously approved share repurchase program as of December 31, 2024 which will continue to be utilized as appropriate.

Operational Developments During the Quarter:

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Announced participation in Google Cloud Live: New York – executives presented and showcased our GenAI Content Search & Discovery tool, cineSearch as part of the tech giant’s annual conference in New York.
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Announced Terrifier 3 winning No. 1 at the box office in its opening weekend – opening to almost $19 million over the four-day holiday weekend. The horror franchise follow-up garnered a Certified Fresh on Rotten Tomatoes. The movie has grossed more than $54 million in the United States and Canada to-date.
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Announced expansion of Cineverse Podcast Network with Midnight Pulp and RetroCrush audio series, and new true crime show Creepy Places – joined ranks as Top-10 Podcast Network as it celebrated record growth driven by popular horror lineup under the BloodyFM sub-brand.
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Announced ad platform, Cineverse 360, seeing strong revenue growth driven by direct and programmatic sales - with October being its Biggest month to date.
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Announced partnership with Focus Features and Thirteenth Floor Entertainment to produce immersive event in anticipation of Robert Eggers' Academy Award Nominated Nosferatu – expanding revenue streams and establishing the playbook for future brand partnerships.
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Announced the acquisition of worldwide distribution rights to Silent Night Deadly Night, a remake of the controversial horror classic planned for a late 2025 release.
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Unveiled MatchpointTM Reel Visuals AI, a new product that empowers content owners to tap into revenue opportunities from artificial intelligence – monetizing AI content rights.
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Expanded revenue opportunities through Horror vertical Bloody Disgusting’s growing merchandise and collectibles business – following the success of merchandise at retailers like Spencer's and Walmart.
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Released Terrifier 3 on EST/VOD and Physical Media, reached #1 on the home entertainment charts.
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Launched Bob Ross, Comedy Dynamics, Dog Whisperer and Dove FAST channels on Google TV™ Freeplay.
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Featured Art the Clown ringing Nasdaq closing bell to celebrate Halloween – and the killer box office success of Terrifier 3.

Operational Developments Subsequent to Quarter-End:

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Terrifier 3 will premiere on Screambox for an exclusive SVOD window beginning tomorrow on Valentine’s Day, February 14th. The Company is also in active conversation with major cable and streaming platforms regarding a Pay 1 deal to extend the film’s reach and maximize its long-term value.
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Announced acquisition of Legendary Picture's highly-acclaimed super-hero action comedy The Toxic Avenger – with plans to bring the title to theaters in 2025 with an unrated wide release on August 29.
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Announced MatchpointTM multi-year software services deal with Multicom Entertainment Group.
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Announced MatchpointTM multi-year software services deal with venture-backed streaming service, Joysauce – to deliver 'American Asian' content to streaming platforms and launch new branded app.
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Expanded content partnership with Fubo launching two of Cineverse's free, ad-supported streaming television (FAST) channels – Dog Whisperer with Cesar Millan and Go Pro.
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Announced Silent Night Deadly Night sale to Studio Canal for rest of world distribution.
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Announced acquisition of North American rights for Wolf Creek: Legacy, the hotly anticipated third installment of the Outback slasher film franchise.

Management Commentary

Chris McGurk, Cineverse Chairman and CEO, stated: “We had the strongest results this quarter versus the prior year quarter in the Company’s history. Not only did we record $40.7 million in revenues (a $27.5 million increase), $7.2 million in net income (a $9.9 million increase), and $10.8 million in adjusted EBITDA (a $9 million increase), we also are now completely debt free having a zero balance on our $7.5 million East West Bank line of credit, and with approximately $13 million in cash-on-hand as of today. This balance sheet strength will enable us to invest behind growth in our streaming, technology, advertising, podcast and content businesses. Also, we are exploring new financing options to potentially further increase our credit availability, particularly for new films and other content. In addition, we are not considering any potential equity offering to support our current operations.

The shock and awe within the film industry at Terrifier 3’s results, particularly how we were able to hyper-effectively utilize our new media assets, including our streaming channels, podcast network, advertising technology and social media strength to record the highest box office performing unrated film ever on an unheard of less than $1 million lifetime marketing spend, has opened up multiple new opportunities for the Company. First, we are rapidly filling up our theatrical release slate with films targeted at very specific fan bases and with known intellectual property that we can distribute using the same blueprint that drove the success of Terrifier 2 and 3. These include Silent Night Deadly Night, where we are partnering with European media powerhouse Studio Canal to release a reinterpretation of this classic controversial horror property, and Toxic Avenger, an unrated update of the classic Troma title, produced by Legendary Pictures, the major studio behind global hits like Dune and Godzilla x Kong and starring Peter Dinklage, Kevin Bacon and Elijah Wood, which is slated for release on August 29, 2025. And yesterday, we announced we will be releasing the third installment of the gritty horror/thriller film series Wolf Creek: Legacy in 2026. All three of these films have very strong risk/reward profiles and upside economics for the Company, with total investments for both acquisition and marketing costs expected to be less than that of Terrifier 3 for each movie, driven again by our unique blueprint to theatrical marketing that we demonstrated with the Terrifier films. Expect more announcements soon as we continue to fill our release slate with similar properties. Second, major studios and independents have clearly recognized the success and strength of our new media ecosystem and are now using it to market their films as well. This should be a growing and important source of new revenues and profits in the future.”

Erick Opeka, Cineverse President and CSO, stated: "This quarter underscores how Cineverse is rewriting the rules for content distribution, audience engagement, and monetization. Our streaming audience surged 47% year-over-year, reinforcing the strength of our platform in attracting, retaining, and monetizing highly engaged fan communities at scale. At the same time, our direct ad sales business continues to break records, with major brands like Focus Features, Neon, and others recognizing the unmatched value of our 360-degree ad platform, Cineverse 360, which integrates our media properties, podcast network, owned streaming channels, and live events. This quarter marked our biggest direct sold ad revenue period to date, a testament to the strength of our differentiated model.

On the content side, we are scaling up our ‘moneyball’ strategy-targeting IP-driven films with a proven track record at the box office and in home entertainment, designed to deliver fun, throwback theatrical experiences that fans can enjoy together. Titles like Silent Night, Deadly Night and The Toxic Avenger fit squarely within this approach, standing to materially benefit from the fan-centric ecosystem we’ve built. IP owners are taking notice, as our model not only amplifies reach and engagement but also delivers better margins for producers than traditional studio distribution.

Our technology business is expanding rapidly, as we continue to strengthen our leadership in AI-powered content monetization and distribution. MatchpointTM secured multi-year software services deals with Multicom Entertainment Group and venture-backed JoySauce, underscoring its growing role in helping content owners scale. We also unveiled MatchpointTM Reel Visuals AI, enabling content owners to monetize AI-generated content rights, positioning us at the forefront of the evolving media landscape.

Beyond our core platforms, we are also seeing significant momentum across our podcast, live events, and merchandising businesses. The Cineverse Podcast Network has expanded with new series, including Creepy Places and RetroCrush, solidifying its position as a Top-10 podcast network, and achieving record audience growth under the BloodyFM sub-brand. Meanwhile, we are expanding revenue streams through experiential events, with our Focus Features partnership on Nosferatu with Thirteenth Floor Entertainment serving as a blueprint for future brand collaborations.

At the same time, we continue to deepen our FAST channel partnerships, having launched Bob Ross, Comedy Dynamics, Dog Whisperer, and Dove channels on Google TV™ Freeplay, further expanding our reach. And as of this quarter, Terrifier 3 will officially premiere on Screambox for an exclusive SVOD window, with active discussions underway for a Pay 1 licensing deal with major cable and streaming platforms.

Looking ahead, one thing is clear - Cineverse is not just another content distributor. We are a technology-powered entertainment company with a decade-long head start versus our competition. Our over 10-year investment in proprietary technology has created a significant and costly moat, making it increasingly difficult for others to replicate our model. With our deeply integrated ad tech, AI-driven content solutions, and audience-first distribution strategy, we are proving that a smarter, more efficient approach delivers better outcomes for audiences, advertisers, and content creators alike.”

Conference Call

Cineverse will host a conference call at 4:30 p.m. ET (Thursday, February 13, 2025), during which management will discuss the results of the fiscal third quarter ended December 31, 2024. To participate in the conference call, please use the following dial-in numbers:

United States (Local): +1 404 975 4839

United States (Toll-Free): +1 833 470 1428

Canada (Toll-Free): +1 833 950 0062

Access Code: 698216

The conference call can also be accessed by webcast at the Investors section of the Company's website at https://investor.cineverse.com/events-and-presentations/default.aspx. Those who are unable to attend the live conference call may access the recording at the above webcast link, which will be made available shortly after the conclusion of the call.

About Cineverse

On a mission to uplift storytellers and entertain fans with the power of technology, Cineverse (NASDAQ: CNVS) distributes over 71,000 premium films, series, and podcasts. Engaging over 150 million unique monthly users, Cineverse delivers more than one billion minutes of curated content each month – connecting fans with stories that resonate.

With properties like the box office sensation, Terrifier 3, iconic horror destination, Bloody Disgusting, the Bob Ross Channel, women’s entertainment channel Dove, and a leading podcast network, Cineverse is the first stop for audiences seeking authentic and experiential content. From a vibrant lineup of titles and fandom channels, to next-gen advertising offerings and streaming solutions, Cineverse is setting the stage for a new era of entertainment.

Safe Harbor Statement

Investors and readers are cautioned that certain statements contained in this document, as well as some statements in periodic press releases and some oral statements of Cineverse officials during presentations about Cineverse, along with Cineverse's filings with the Securities and Exchange Commission, including Cineverse's registration statements, quarterly reports on Form 10-Q and annual report on Form 10-K, are "forward-looking'' statements within the meaning of the Private Securities Litigation Reform Act of 1995 (the "Act''). Forward-looking statements include statements that are predictive in nature, which depend upon or refer to future events or conditions, which include words such as "expects," "anticipates,'' "intends,'' "plans,'' "could," "might," "believes,'' "seeks," "estimates'' or similar expressions. In addition, any statements concerning future financial performance (including future revenues, earnings, or growth rates), ongoing business strategies or prospects, and possible future actions, which may be provided by Cineverse's management, are also forward-looking statements as defined by the Act. Forward-looking statements are based on current expectations and projections about future events and are subject to various risks, uncertainties, and assumptions about Cineverse, its technology, economic and market factors, and the industries in which Cineverse does business, among other things. These statements are not guarantees of future performance, and Cineverse undertakes no specific obligation or intention to update these statements after the date of this release.

For additional information, please contact:

Julie Milstead

424-281-5411

investorrelations@cineverse.com

CINEVERSE CORP.
CONDENSED CONSOLIDATED BALANCE SHEETS
(in thousands)
	As of
	December 31, 2024	March 31, 2024
	(Unaudited)
ASSETS
Current Assets
Cash and cash equivalents	$6,083	$5,167
Accounts receivable, net	33,938	15,106
Employee retention tax credit	79	1,671
Content advances	8,825	9,345
Other current assets	1,559	1,432
Total Current Assets	50,484	32,721
Property and equipment, net	2,927	2,276
Intangible assets, net	17,840	18,328
Goodwill	6,799	6,799
Content advances, net of current portion	1,431	2,551
Other long-term assets	1,061	1,703
Total Assets	$80,542	$64,378
LIABILITIES AND STOCKHOLDERS' EQUITY
Current Liabilities
Accounts payable and accrued expenses	$35,974	$20,817
Line of credit, including unamortized debt issuance costs of $153 and $81, respectively	3,847	6,301
Current portion of earnout and deferred consideration on purchase of business	3,369	3,294
Operating lease liabilities	207	401
Current portion of deferred revenue	331	436
Total Current Liabilities	43,728	31,249
Deferred consideration on purchase, net of current portion	—	457
Operating lease liabilities, net of current portion	324	462
Other long-term liabilities	27	59
Total Liabilities	44,079	32,228
Stockholders’ Equity
Preferred stock	3,559	3,559
Common Stock	194	194
Additional paid-in capital	547,843	545,996
Treasury stock, at cost	(12,193)	(11,978)
Accumulated deficit	(501,667)	(504,153)
Accumulated other comprehensive loss	(306)	(345)
Total stockholders’ equity of Cineverse Corp.	37,430	33,273
Deficit attributable to noncontrolling interest	(967)	(1,122)
Total equity	36,463	32,151
Total Liabilities and Equity	$80,542	$64,378

CINEVERSE CORP.
CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS
(In thousands, except for per share data)
(Unaudited)

	Three Months Ended December 31,		Nine Months Ended December 31,
	2024	2023	2024	2023
Revenues	$40,740	$13,276	$62,606	$39,268
Operating expenses
Direct operating	20,997	5,464	31,738	17,097
Selling, general and administrative	9,361	6,373	22,288	21,088
Depreciation and amortization	946	1,012	2,783	2,787
Total operating expenses	31,304	12,849	56,809	40,972
Operating income (loss)	9,436	427	5,797	(1,704)
Interest expense	(2,342)	(291)	(3,110)	(781)
Gain (loss) from investment in Metaverse, a related party	138	(3,043)	142	(3,761)
Other (expense) income, net	(65)	147	96	(331)
Net income (loss) before income taxes	7,167	(2,760)	2,925	(6,577)
Income tax (expense) benefit	(6)	24	(19)	(12)
Net income (loss)	7,161	(2,736)	2,906	(6,589)
Net income attributable to noncontrolling interest	(48)	(41)	(155)	(94)
Net income (loss) attributable to controlling interests	7,113	(2,777)	2,751	(6,683)
Preferred stock dividends	(89)	(87)	(266)	(263)
Net income (loss) attributable to common stockholders	$7,024	$(2,864)	$2,485	$(6,946)
Net income (loss) per share attributable to common stockholders:
Basic	$0.38	$(0.22)	$0.13	$(0.59)
Diluted	$0.34	$(0.22)	$0.12	$(0.59)
Weighted average shares of common stock outstanding:
Basic	15,880	12,828	15,766	11,678
Diluted	17,774	12,828	17,573	11,678

Adjusted EBITDA

We define Adjusted EBITDA to be earnings before interest, taxes, depreciation and amortization, stock-based compensation expense, merger and acquisition costs, restructuring, transition and acquisitions expense, net, goodwill impairment and certain other items.

Adjusted EBITDA is not a measurement of financial performance under GAAP and may not be comparable to other similarly titled measures of other companies. We use Adjusted EBITDA as a financial metric to measure the financial performance of the business because management believes it provides additional information with respect to the performance of its fundamental business activities. For this reason, we believe Adjusted EBITDA will also be useful to others, including our stockholders, as a valuable financial metric.

We present Adjusted EBITDA because we believe that Adjusted EBITDA is a useful supplement to net income (loss) from continuing operations as an indicator of operating performance. We also believe that Adjusted EBITDA is a financial measure that is useful both to management and investors when evaluating our performance and comparing our performance with that of our competitors. We also use Adjusted EBITDA for planning purposes and to evaluate our financial performance because Adjusted EBITDA excludes certain incremental expenses or non-cash items, such as stock-based compensation charges, that we believe are not indicative of our ongoing operating performance.

We believe that Adjusted EBITDA is a performance measure and not a liquidity measure, and therefore a reconciliation between net income (loss) from operations and Adjusted EBITDA has been provided in the financial results. Adjusted EBITDA should not be considered as an alternative to net income (loss) from operations as an indicator of performance or as an alternative to cash flows from operating activities as an indicator of cash flows, in each case as determined in accordance with GAAP, or as a measure of liquidity. In addition, Adjusted EBITDA does not take into account changes in certain assets and liabilities as well as interest and income taxes that can affect cash flows. We do not intend the presentation of these non-GAAP measures to be considered in isolation or as a substitute for results prepared in accordance with GAAP. These non-GAAP measures should be read only in conjunction with our consolidated financial statements prepared in accordance with GAAP.

Following is the reconciliation of our consolidated net income (loss) to Adjusted EBITDA (in thousands):

	For the Three Months Ended December 31,		For the Nine Months Ended December 31,
	2024	2023	2024	2023
Net Income (Loss)	$7,161	$(2,736)	$2,906	$(6,589)
Add Backs:
Income tax (benefit) expense	6	(24)	19	12
Depreciation and amortization	946	1,012	2,783	2,787
Interest expense	2,342	291	3,110	781
Stock-based compensation	490	183	1,463	1,092
(Gain) loss from equity investment in Metaverse	(138)	3,043	(142)	3,761
Other (income) expense, net	65	(147)	(96)	2
Net income attributable to noncontrolling interest	(48)	(41)	(155)	(94)
Transition-related costs	—	259	27	1,094
Adjusted EBITDA	$10,824	$1,840	$9,915	$2,846